EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Smith Micro Software, Inc. and subsidiaries of our report dated February 27, 2015, relating to our audit of the consolidated financial statements, and the financial statement schedule, which appear in the Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SINGERLEWAK, LLP

Los Angeles, California

March 24, 2015